Exhibit 5.2

October 14, 2014

Dynegy Inc.

601 Travis, Suite 1400

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Dynegy Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of: (i) the Company’s Registration Statement on Form S-3ASR (File No. 333-199179) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) on October 6, 2014, (ii) the Company’s Prospectus, dated October 6, 2014, forming part of the Registration Statement (the “Base Prospectus”), (iii) the Company’s Prospectus Supplement, dated October 7, 2014, related to the issuance and sale by the Company of an aggregate of 4,000,000 shares of the Company’s Series A 5.375% Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”), pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) and in accordance with the Underwriting Agreement, dated October 7, 2014 (the “Underwriting Agreement”), among the Company, Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”). Pursuant to the Certificate of Designations (as defined below), shares of the Mandatory Convertible Preferred Stock are convertible into shares of the common stock of the Company, par value $0.01 per share (the “Conversion Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the Base Prospectus; (iii) the Prospectus Supplement; (iv) the Underwriting Agreement; (v) the Third Amended and Restated Certificate of Incorporation of the Company filed as Exhibit 3.1 to the Registration Statement; (vi) the Fifth Amended and Restated By-laws of the Company filed as Exhibit 3.2 to the Registration Statement; (vii) the resolutions adopted by the Company’s board of directors (the “Board”) on October 2, 2014 and the ad hoc committee of the Board on October 7, 2014; (viii) the Certificate of Designations dated October 7, 2014 between the Company and Computershare Inc. as registrar and transfer agent (the “Registrar”) establishing the preferences, limitations and relative rights of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”) and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Company and documents furnished to us by the Company without independent verification of their accuracy.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and subject to compliance with applicable state securities laws, we are of the opinion that the shares of the Mandatory Convertible Preferred Stock have been duly authorized and, when issued in the manner provided in the Certificate of Designations and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and subject to compliance with applicable state securities laws, we are of the opinion that the Conversion Shares issuable upon the conversion of the Mandatory Convertible Preferred Stock have been duly authorized and, when issued and delivered in the manner provided in the Certificate of Designations, will be validly issued, fully paid and nonassessable.

With your consent, we have assumed that the Certificate of Designations has been authorized, executed and filed with the Secretary of State of the State of Delaware.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on October 14, 2014 and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Sincerely,

/s/ White & Case LLP
WHITE & CASE LLP

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